Exhibit 4.4

RenaissanceRe Holdings Ltd.
2026 Long-Term Incentive Plan
Adopted by the Board of Directors: February 11, 2026
Approved by the Shareholders: May 5, 2026
Termination Date: May 5, 2036

1.	Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for shareholders of the Company by closely aligning the interests of such individuals with those of such shareholders.  The Plan authorizes the award of Stock-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of shareholder value.  In consideration for the Participant’s continuous service to the Company, any shares of Stock that are issued under the Plan shall be issued fully paid.

This Plan replaces the First Amended and Restated 2016 Long-Term Incentive Plan (the “Prior Plan”). If this Plan is not approved by the Company’s shareholders at the Company’s 2026 Annual General Meeting of Shareholders, then this Plan shall be null and void in its entirety and the Prior Plan shall remain in effect. Any awards granted under the Prior Plan shall continue to be governed by (and remain subject to) the provisions of the Prior Plan.

2.	Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)	“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(b)	“Award” means any Option, award of Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Award, or other Stock-based award granted under the Plan.

(c)
“Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, a Performance Award Agreement, or an agreement governing the grant of any other Stock-based Award granted under the Plan.

(d)	“Board” means the Board of Directors of the Company.

(e)
“Cause” means, with respect to a Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (1) the Participant’s plea of nolo contendere to, conviction of or indictment for, any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates, (2) conduct of the Participant, in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of the Company or its Affiliates, (3) any material violation of the policies of the Company or any of its Affiliates and which is applicable to the Participant, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or any of its Affiliates and which is applicable to the Participant; (4) the Participant’s act(s) of gross negligence or willful misconduct in the course of his or her employment or service with the Service Recipient; (5) misappropriation by the Participant of any assets or business opportunities of the Company or its Affiliates; (6) embezzlement or fraud committed by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge; or (7) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties.  If, subsequent to the Termination of a Participant for any reason other than by the Service Recipient for Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated by the Service Recipient for Cause for all purposes under the Plan, and the Participant shall be required to repay or return to the Company all amounts and benefits received by him or her in respect of any Award following such Termination that would have been forfeited or reacquired under the Plan had such Termination been by the Service Recipient for Cause.  In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.

(f)	“Change in Control” means:

i.
a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non U.S. regulatory agency or pursuant to a Non-Control Transaction) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (the “Company Voting Securities”);

ii.
the date, within any consecutive twenty-four (24) month period commencing on or after the Effective Date, upon which individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including, but not limited to, a consent solicitation) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

iii.
the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s shareholders (whether for such transaction, the issuance of securities in the transaction or otherwise) (a “Reorganization”), unless immediately following such Reorganization (i) more than fifty percent (50%) of the total voting power of (A) the corporation resulting from such Reorganization (the “Surviving Company”) or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of one hundred percent (100%) of the voting securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to such Reorganization, (ii) no person, other than an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company or any of their Affiliates (or its related trust), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company, or if there is no Parent Company, the Surviving Company, and (iii) at least a majority of the members of the board of directors of the Parent Company, or if there is no Parent Company, the Surviving Company, following the consummation of such Reorganization are members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in clauses (i), (ii), and (iii) above shall be a “Non-Control Transaction”); or

iv.
the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of fifty percent (50%) or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then be deemed to occur, and (y) with respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

(g)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(h)
“Committee” means the Board or such other committee consisting of two or more individuals appointed by the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Stock is not listed on the New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Stock is then traded.

(i)	“Company” means RenaissanceRe Holdings Ltd., a Bermuda company, and its successors by operation of law.

(j)	“Corporate Event” has the meaning set forth in Section 10(b) hereof.

(k)	“Data” has the meaning set forth in Section 20(f) hereof.

(l)
“Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code.  In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.

(m)	“Effective Date” means May 5, 2026, which is the date on which the Plan was approved by the Company’s shareholders.

(n)
“Eligible Person” means (1) each employee and officer of the Company or any of its Affiliates, (2) each non-employee director of the Company or any of its Affiliates; (3) each other natural Person who provides substantial services to the Company or any of its Affiliates as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, shareholder or partner) and who is designated as eligible by the Committee, and (4) each natural Person who has been offered employment by the Company or any of its Affiliates; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its Affiliates; provided further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “Affiliate” as used in this Section 2(n) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain other than the last corporation or other entity owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to be an Incentive Stock Option, the term “Affiliate” as used in this Section 2(n) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code.  An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its Affiliates for purposes of eligibility for participation in the Plan.

(o)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(p)	“Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Section 8(b) hereof.

(q)
“Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchanges, the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination; provided, however, that the Company may in its discretion use the closing transaction price of a share of Stock on the day preceding the date as of which such value is being determined to the extent the Company determines such method is more practical for administrative purposes, such as for purposes of tax withholding.  If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

(r)	“GAAP” has the meaning set forth in Section 7(f)(3) hereof.

(s)
“Good Reason” means, with respect to a Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Good Reason, without the Participant’s consent, (i) a material diminution in the Participant’s employment duties, responsibilities, or authority; (ii) a material reduction in the Participant’s base salary; or (iii) a relocation of the Participant’s principal place of employment to a location more than thirty-five (35) miles farther from his or her principal residence than the location at which the Participant was employed immediately preceding such change. In no event will a Participant have the right to terminate his or her employment for Good Reason unless (x) such Participant provides written notice to the Company within ninety (90) days after the initial occurrence of the event or condition that gives such Participant the right to terminate his or her employment for Good Reason and (y) the Company has not cured such Participant’s right to terminate his or her employment for Good Reason within thirty (30) days of the receipt of such written notice by the Company. In the event that there is an Award Agreement or Participant Agreement defining Good Reason, “Good Reason” shall have the meaning provided in such agreement, and a Termination by the Participant for Good Reason hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.

(t)	“Incentive Stock Option” means an Option that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

(u)	“Nonqualified Stock Option” means an Option not an Incentive Stock Option.

(v)	“Option” means a conditional right, granted to a Participant under Section 8 hereof, to purchase Stock at a specified price during a specified time period.

(w)	“Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option Award.

(x)	“Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.

(y)
“Participant Agreement” means an employment or other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

(z)
“Performance Award” means an Award granted to a Participant under Section 9 hereof, which Award is subject to the achievement of Performance Objectives during a Performance Period.  A Performance Award shall be designated as a Performance Share, a Performance Unit or a Performance Cash Award at the time of grant.

(aa)	“Performance Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Performance Award.

(bb)
“Performance Cash Award” means a Performance Award which is a cash award, the payment of which is subject to the achievement of Performance Objectives during a Performance Period.  A Performance Cash Award may also require the completion of a specified period of employment or service.

(cc)	“Performance Objectives” means the performance objectives established pursuant to the Plan for Participants who have received Performance Awards.

(dd)
“Performance Period” means the period of time designated by the Committee over which the achievement of one or more Performance Objectives will be measured for the purpose of determining a Participant’s right to and the payment of an Award.  Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee.

(ee)	“Performance Share” means a Performance Award denominated in shares of Stock which may be earned in whole or in part based upon the achievement of Performance Objectives during a Performance Period.

(ff)
“Performance Unit” means a Performance Award denominated as a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee and specified in the Performance Award Agreement) which may be earned in whole or in part based upon the achievement of Performance Objectives during a Performance Period.

(gg)	“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(hh)	“Plan” means this RenaissanceRe Holdings Ltd. 2026 Long-Term Incentive Plan, as amended from time to time.

(ii)	“Restricted Stock” means Stock granted to a Participant under Section 5 hereof that is subject to certain restrictions and to a risk of forfeiture or reacquisition for no further consideration.

(jj)	“Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.

(kk)
“Restricted Stock Unit” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee and specified in the RSU Agreement) on a specified settlement date.

(ll)	“RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock Units.

(mm)	“SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Stock Appreciation Rights.

(nn)	“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(oo)
“Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(pp)	“Stock” means the full voting common shares, par value US$1.00 per share, of the Company, and such other securities as may be substituted for such stock pursuant to Section 10 hereof.

(qq)
“Stock Appreciation Right” means a conditional right to receive an amount equal to the value of the appreciation in the Stock over a specified period.  Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee and set forth in the SAR Agreement, or pursuant to Section 10(b) hereof, Stock Appreciation Rights shall be settled in Stock.

(rr)	“Substitute Award” has the meaning set forth in Section 4(a) hereof.

(ss)
“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of a furlough, temporary layoff or similar event with respect to a Participant, such furlough, temporary layoff or similar event will not, except as otherwise required by Section 409A of the Code, be deemed to be a Termination hereunder until such time as the Committee determines that a Termination has occurred.  Except as otherwise expressly provided for in an Award Agreement, references to employment or service shall include service as a non-employee director of the Company, consultant and advisor and a transition between status as an employee, officer, non-employee director of the Company, consultant or advisor shall not be deemed a Termination provided that there is no break in continuous service.   Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another Affiliate entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.  For the avoidance of doubt, in the event that a Participant provides notice of his or her intention to resign at a future date, the Service Recipient may, in its sole and absolute discretion, accelerate such date of Termination without changing the characterization of such Termination, and such Termination shall remain a resignation by the Participant.

3.	Administration.

(a)
Authority of the Committee.  Except as otherwise provided below, the Plan shall be administered by the Committee.  The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants, (2) grant Awards, (3) determine the type, number of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards, (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, (5) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein, (6) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law, and (7) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.  Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its shareholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants.  Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason.  For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

(b)
Delegation.  To the extent permitted by applicable law, the Committee may delegate to one or more directors, officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate.  The Committee may appoint agents to assist it in administering the Plan.  Any actions taken by a director, an officer or employee delegated authority pursuant to this Section 3(b) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee.  Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee.

(c)
Section 409A; Section 457A.  Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and 457A of the Code; provided, however, that in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).   Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall (i) only be paid to the extent such Termination constitutes a “separation from service” under Section 409A of the Code and (ii) shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code and, on the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to this clause, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

4.	Shares Available Under the Plan; Other Limitations.

(a)
Number of Shares Available for Delivery.  Subject to adjustment as provided in Section 10 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall equal (i) 1,250,000 plus (ii) any shares of Stock that are available for Awards under the Prior Plan as of the Effective Date.  The number of shares of Stock that remain available for future grants under the Plan shall be reduced by the sum of the aggregate number of shares of Stock which become subject to outstanding Awards, other than Substitute Awards.  Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase.  Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”); and (ii) shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.  Shares issued under the Plan will only be in whole shares. In the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares.

(b)
Share Counting Rules.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double-counting (as, for example, in the case of tandem awards or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.  Other than with respect to a Substitute Award, to the extent that an Award granted under this Plan or the Prior Plan expires or is canceled, forfeited, reacquired, settled in cash, or otherwise terminated without delivery to the Participant of the full number of shares of Stock to which such Award related, the undelivered shares of Stock will again be available for grant.    Shares of Stock subject to an award granted under this Plan or the Prior Plan, other than an Option or Stock Appreciation Right, shall again become available for issuance under this Plan if such shares are delivered to or withheld by the Company to pay the withholding taxes payable with respect to such award. Shares of Stock subject to an Option or Stock Appreciation Right granted under this Plan or the Prior Plan shall not again be available for issuance under this Plan if such shares are (i) shares that were not issued or delivered upon the net settlement or net exercise of such Option or Stock-settled Stock Appreciation Right (including, without limitation, any shares withheld to pay the exercise price or withholding taxes of an Option or Stock-settled Stock Appreciation Right), (ii) shares delivered to the Company to pay the exercise price or the withholding taxes related to such outstanding Option or Stock Appreciation Right or (iii) shares repurchased by the Company on the open market with the proceeds of an Option exercise.

(c)	Director Compensation Limits; Incentive Stock Options.

i.
Limitation on Awards to Non-Employee Directors.  Notwithstanding anything herein to the contrary, the maximum value of any Awards granted to a non-employee director of the Company in any one calendar year, taken together with any cash fees paid to such non-employee director during such calendar year, shall not exceed US$1,500,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any Award granted in a previous year); provided, however, that this limit shall not apply to compensation received by the director in his or her capacity as an executive officer or employee of the Company or an Affiliate.

ii.
No more than 1,250,000 shares of Stock (subject to adjustment as provided in Section 10 hereof) reserved for issuance hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.

(d)
Shares Available Under Acquired Plans.  To the extent permitted by NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) or other applicable stock exchange rules, subject to applicable law, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Stock reserved and available for delivery in connection with Awards under the Plan; provided that Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.

(e)
Minimum Vesting Period.  No Award (other than any Performance Cash Award) may vest in full over a period that is less than one (1) year from the date of grant; provided, however, that the foregoing minimum vesting period shall not apply: (i) to Awards granted in payment of or exchange for an equivalent amount of salary, bonus or other earned cash compensation (including Performance Shares); (ii) to a Substitute Award that does not reduce the vesting period of the award being replaced or assumed; (iii) to Awards to non-employee directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting; or (iv) to Awards involving an aggregate number of shares of Stock not in excess of five percent (5%) of the aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4 hereof); provided, further, that the foregoing restriction does not apply to the Committee’s discretion under Section 3(a) to provide for accelerated exercisability or vesting of any Award, including upon a Corporate Event, subject to Section 10(d), or in the event of a Participant’s Termination.

5.	Restricted Stock.

(a)
General.  Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate.  The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which agreements need not be identical.  Subject to the restrictions set forth in Section 5(b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock.  Unless otherwise set forth in a Participant’s Restricted Stock Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate; provided, however, that, notwithstanding anything to the contrary in a Restricted Stock Agreement, any dividend or other distribution paid with respect to shares subject to a Restricted Stock Award that are subject to performance-based vesting conditions shall be deposited with the Company and shall be subject to the same performance-based vesting conditions as the shares of Stock with respect to which such dividend or distribution was made.  Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b)
Vesting and Restrictions on Transfer.  Subject to Section 4(e), Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a Restricted Stock Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Award of Restricted Stock at any time and for any reason.  Unless otherwise set forth in the Restricted Stock Agreement or specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason.  To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.  In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.

(c)
Termination of Employment or Service.  All of the terms relating to the satisfaction of the vesting terms relating to a Restricted Stock Award, or any forfeiture and cancellation of such Award, (i) upon such Participant’s Termination, whether by reason of Disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Restricted Stock Agreement.

6.	Restricted Stock Units.

(a)
General.  Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate.  The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which agreements need not be identical.

(b)
Vesting.  Subject to Section 4(e), Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an RSU Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Restricted Stock Unit at any time and for any reason.  Unless otherwise set forth in an RSU Agreement or specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason.  To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.

(c)
Settlement.  Restricted Stock Units shall be settled in Stock, cash, or property, as determined by the Committee and set forth in the RSU Agreement, on the date or dates determined by the Committee and set forth in an RSU Agreement.  Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement; provided, however, that, notwithstanding anything to the contrary in an RSU Agreement, any dividend or other distribution paid with respect to shares subject to a Restricted Stock Unit Award that are subject to performance-based vesting conditions shall be deposited with the Company and shall be subject to the same performance-based vesting conditions as the Restricted Stock Units to which relate.

(d)
Termination of Employment or Service.  All of the terms relating to the satisfaction of the vesting terms relating to a Restricted Stock Unit Award, or any forfeiture and cancellation of such Award, (i) upon such Participant’s Termination, whether by reason of Disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable RSU Agreement.

7.	Performance Awards.

(a)
General.  Performance Awards may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate.  The provisions of separate Performance Awards, including the determination of the Committee with respect to the form of payout of Performance Awards, shall be set forth in separate Performance Award Agreements, which agreements need not be identical. Unless otherwise set forth in an Award Agreement evidencing a Participant’s Performance Award, (i) cash dividends, bonus issue and stock dividends, if any, with respect to the Performance Shares shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the Performance Shares to which such dividends relate; provided, however, that, notwithstanding anything to the contrary in a Performance Award Agreement, any dividend or other distribution paid with respect to shares subject to a Performance Award that are subject to performance-based vesting conditions shall be deposited with the Company and shall be subject to the same performance-based vesting conditions as the shares of Stock with respect to which such dividend or distribution was made and (ii) a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Performance Units that are not earned and vested.  Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b)
Value of Performance Awards.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.  Each Performance Share shall have an initial value equal to the Fair Market Value of the Stock on the date of grant.  Each Performance Award Agreement in respect of any Performance Cash Award shall specify the dollar amount payable under the Performance Cash Award.  In addition to any other non-performance terms included in the Performance Award Agreement, the Committee shall set the applicable Performance Objectives in its discretion, which objectives, depending on the extent to which they are met, will determine the value and number of Performance Units or Performance Shares, or the value of a Performance Cash Award, as the case may be, that will be paid out to the Participant.

(c)
Earning of Performance Awards.  Upon the expiration of the applicable Performance Period or other non-performance-based vesting period, if longer, the holder of a Performance Award shall be entitled to receive the following payouts:  (1) if the holder holds Performance Units or Performance Shares, payout on the value and number of the applicable Performance Units or Performance Shares earned by the Participant over the Performance Period, or (2) if the holder holds a Performance Cash Award, payout on the value of the Performance Cash Award earned by the Participant over the Performance Period, in any case, to be determined as a function of the extent to which the corresponding Performance Objectives have been achieved and any other non-performance-based terms met.  The Committee may specify a target, threshold or maximum amount payable and may set a formula for determining the amount of Performance Awards earned if performance is at or above the threshold level but falls short of the maximum achievement of the specified Performance Objectives.

(d)
Form and Timing of Payment of Performance Awards.  Payment of earned Performance Awards shall be as determined by the Committee and as evidenced in the Performance Award Agreement.  Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units and Performance Shares in the form of cash, Stock, or other Awards (or in any combination thereof) equal to the value of the earned Performance Units or Performance Shares, as the case may be, at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period.  Unless otherwise determined by the Committee, earned Performance Cash Awards shall be paid in cash.  Any cash, Stock, or other Awards issued in connection with a Performance Award may be issued subject to any restrictions deemed appropriate by the Committee.

(e)
Termination of Employment or Service.  All of the terms relating to the satisfaction of the vesting terms relating to a Performance Award, or any forfeiture and cancellation of such Award, (i) upon such Participant’s Termination, whether by reason of Disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Performance Award Agreement.

(f)	Performance Objectives.

i.
Each Performance Award shall specify the Performance Objectives that must be achieved before such Performance Award shall become earned.  The Company may also specify a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

ii.
With respect to Performance Awards, Performance Objectives may be based on specified levels of or increases in one or more of the following business criteria (alone or in combination with any other criterion, whether gross or net, before or after taxes, and/or before or after other adjustments, as determined by the Committee):  (i) earnings, including net earnings, total earnings, operating earnings, earnings growth, operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items, book value per share (which may exclude nonrecurring items), tangible book value or growth in tangible book value per share; (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth, or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, return on equity, financial return ratios, or internal rates of return; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital, working capital turnover; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) balance sheet measurements; (xiv) cumulative earnings per share growth; (xv) operating margin, profit margin, or gross margin; (xvi) stock price or total shareholder return; (xvii) cost or expense targets, reductions and savings, productivity and efficiencies; (xviii) sales or sales growth; (xix) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures, and similar transactions, and budget comparisons; (xx) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, the formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xxi) billings, billings growth, or rate of billings growth; (xxii) underwriting income or profit; (xxiii) loss ratio or combined ratio; and/or (xxiv) other measures of performance selected by the Committee.  Performance Objectives may be established on a Company-wide basis, project or geographical basis or, as the context permits, with respect to one or more business units, divisions, lines of business or business segments, subsidiaries, products, or other operational units or administrative departments of the Company (or in combination thereof) or may be related to the performance of an individual Participant and may be expressed in absolute terms, or relative or comparative to (A) current internal targets or budgets, (B) the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units), (C) the performance of one or more similarly situated companies, (D) the performance of an index covering multiple companies, or (E) other external measures of the selected performance criteria.

iii.
The business criteria mentioned above (i) may be combined with cost of capital, assets, invested capital and shareholders’ equity to form an appropriate measure of performance and (ii) shall have any definitions that the Committee may specify.  Unless specified otherwise by the Committee (i) in the Performance Award Agreement at the time the Performance Award is granted or (ii) in such other document setting forth the Performance Objectives at the time the Performance Objectives are established, the Committee, in its sole discretion, will appropriately make adjustments in the method of calculating the attainment of Performance Objectives for a Performance Period to provide for adjustments, modifications or amendments, as determined in accordance with Generally Accepted Accounting Principles (“GAAP”), to any of the business criteria described above for one or more of the following items of gain, loss, profit or expense: (A)  determined to be extraordinary, unusual or non-recurring in nature; (B) related to changes in accounting principles under GAAP or tax laws; (C) related to currency fluctuations; (D) related to financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (E) related to restructuring, divestitures, productivity initiatives or new business initiatives; (F) related to discontinued operations that do not qualify as a segment of business under GAAP; (G) attributable to the business operations of any entity acquired by the Company during the fiscal year; (H) non-operating items; and (I) acquisition or divestiture expenses.

8.	Options and Stock Appreciation Rights.

(a)
General.  Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the tenth (10th) anniversary of the date on which the Board approved the Plan.  Options and Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate.  The provisions of separate Options and Stock Appreciation Rights shall be set forth in separate Option Agreements and SAR Agreements, as applicable, which agreements need not be identical.  No dividends or dividend equivalents shall be paid on Options or Stock Appreciation Rights.

(b)
Term.  The term of each Option and Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Option or Stock Appreciation Right granted hereunder shall be exercisable after, and each Option and Stock Appreciation Right shall expire, ten (10) years from the date it was granted, subject to Section 8(h) hereof in the case of certain Incentive Stock Option grants.

(c)
Exercise Price and Base Price.  The exercise price per share of Stock for each Option and the base price per share of Stock for each Stock Appreciation Right, shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant, subject to Section 8(h) hereof in the case of certain Incentive Stock Option grants.  Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Award that is a Substitute Award, the exercise price per share of Stock for such Option or the base price per share of Stock for such Stock Appreciation Right, may be less than the Fair Market Value on the date of grant; provided, that such exercise price or base price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

(d)
Payment for Stock.  Payment for shares of Stock acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods:  (1) by electronic funds transfer in immediately available funds in U.S. dollars, or by certified or bank cashier’s check; (2) by delivery of shares of Stock having a value equal to the exercise price; (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s tax withholding obligations; or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of shares of Stock underlying the Option so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Option and the related tax withholding obligations).  Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.

(e)
Payment upon Exercise.  Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property as determined by the Committee and specified in the SAR Agreement, in each case, having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one (1) share of Stock on the exercise date.  For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one (1) share of Stock on the exercise date.

(f)
Vesting.  Subject to Section 4(e), Options and Stock Appreciation Rights shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Option Agreement or SAR Agreement, as applicable.  Unless otherwise set forth in an Option Agreement or SAR Agreement, as applicable, or as specifically determined by the Committee, the vesting of an Option or Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason.  To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.  If an Option or Stock Appreciation Right is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option or Stock Appreciation Right expires, is canceled or otherwise terminates.

(g)
Termination of Employment or Service.  All of the terms relating to the exercise, cancellation or other disposition of a Participant’s Option or Stock Appreciation Right (i) upon such Participant’s Termination prior to the applicable Expiration Date, whether by reason of Disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Option Agreement or SAR Agreement.

(h)	Special Provisions Applicable to Incentive Stock Options.

i.
No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least one hundred ten percent (110%) of the Fair Market Value (or such higher limit established by the Code) on the date of the grant of such Option and (ii) cannot be exercised more than five (5) years after the date it is granted.

ii.
To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds US$100,000 (or such higher limit established by the Code), such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

9.	Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock, as deemed by the Committee to be consistent with the purposes of the Plan.  Subject to Section 4(e), the Committee may also grant Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.  The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

10.	Adjustment for Recapitalization, Merger, etc.

(a)
Capitalization Adjustments.  In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor or replacement accounting standard) that causes the per share value of shares of Stock to change, such as a share dividend, share split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding Option and Stock Appreciation Right (including the number and class of securities subject to each outstanding Option or Stock Appreciation Right and the exercise price or base price per share), the terms of each outstanding Restricted Stock Award and Restricted Stock Unit Award (including the number and class of securities subject thereto), and the terms of each outstanding Performance Award (including the number and class of securities subject thereto) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Options and Stock Appreciation Rights without an increase in the aggregate exercise price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

(b)
Corporate Events.  Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation, (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash, (iii) a Change in Control, or (iv) the reorganization, dissolution or liquidation of the Company (each, a “Corporate Event”), the Committee may provide for any one or more of the following:

i.
The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in subsection (a) above, and to the extent that such Awards are Performance Awards or other Awards that vest subject to the achievement of Performance Objectives or similar performance criteria, such Performance Objectives or similar performance criteria shall be adjusted appropriately to reflect the Corporate Event or, if determined by the Committee, deemed to be satisfied at the target or any other level, including any level as specified in the Award Agreement;

ii.
The acceleration of vesting of any or all Awards not assumed or substituted in connection with such Corporate Event, subject to the consummation of such Corporate Event; provided that any Performance Awards or other Awards that vest subject to the achievement of Performance Objectives or similar performance criteria will be deemed earned at target or any other level determined by the Committee, including any level as specified in the Award Agreement;

iii.
The cancellation of any or all Awards not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation equal to the amount payable pursuant to any Performance Cash Award or, with respect to other Awards, an amount based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options, Stock Appreciation Rights, and other Awards subject to exercise, the applicable exercise or base price; provided, however, that holders of Options, Stock Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars (US$0), and to the extent that the per-share consideration is less than or equal to the applicable exercise or base price, such Awards shall be canceled for no consideration;

iv.
The cancellation of any or all Options, Stock Appreciation Rights and other Awards subject to exercise not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event; provided that all Options, Stock Appreciation Rights and other Awards to be so canceled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten (10) days prior to such Corporate Event, with any exercise during such period of any unvested Options, Stock Appreciation Rights or other Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effectuated by such means as are approved by the Committee; and

v.
The replacement of any or all Awards (other than Awards that are intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code) with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within thirty (30) days of the applicable vesting date.

Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Committee, and to the extent applicable, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise or base price).  In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this subsection (b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards, (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock, and (C) deliver customary transfer documentation as reasonably determined by the Committee.  The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants.  The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c)
Fractional Shares.  Any adjustment provided under this Section 10 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

(d)
Double-Trigger Vesting.  Notwithstanding any other provisions of the Plan and except as expressly provided for in an Award Agreement or Participant Agreement to the contrary, with respect to any Award that is assumed or substituted in connection with a Change in Control, the vesting, payment, purchase or distribution of such Award shall accelerate in the event the Participant experiences an involuntary Termination as a result of the Change in Control.  For purposes of this Section 10(d), a Participant will be deemed to experience an involuntary Termination as a result of a Change in Control if the Participant experiences a Termination by the Service Recipient other than for Cause or by the Participant for Good Reason, or otherwise experiences a Termination under circumstances which entitle the Participant to mandatory severance payment(s) pursuant to applicable law or, in the case of a non-employee director of the Company, if the non-employee director’s service on the Board terminates in connection with or as a result of a Change in Control, in each case, at any time beginning on the date of the Change in Control up to and including the second (2nd) anniversary of the Change in Control.

11.	Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

12.	Rights and Privileges as a Shareholder.

Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that Person.

13.	Transferability of Awards and Beneficiary Designations

(a)
Non-Transferability.  No Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Award Agreement relating to such Award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Award Agreement relating to an Award, each Award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Award, such Award and all rights thereunder shall immediately become null and void.

(b)
Designation of Beneficiary. To the extent permitted by the Company, a Participant may file with the Company a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death or incapacity. To the extent an outstanding Option or Stock Appreciation Right granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such Option or Stock Appreciation Right pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s lifetime on a form prescribed by the Company. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding award held by such Participant, to the extent vested or exercisable, shall be payable to or may be exercised by such Participant’s executor, administrator, legal representative or similar person.

14.	Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award.  Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

15.	Compliance with Laws.

The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required.  Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non U.S. regulatory agency pursuant to a similar law or regulation) or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with.  The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards.  If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

16.	Withholding Obligations.

As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), subject to applicable laws, the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, an amount up to the minimum amount (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect) of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election).  The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable; provided, however, that the aggregate Fair Market Value of the number of shares of Stock that may be used to satisfy tax withholding requirements may not exceed the minimum statutorily required withholding amount or other applicable withholding rates in the applicable Participant’s jurisdiction with respect to such Award (unless the Committee determines, in its discretion, that a greater number of shares of Stock may be used to satisfy tax withholding requirements without resulting in adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)).

17.	Amendment of the Plan or Awards.

(a)	Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.

(b)	Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards or any Award Agreement at any time and from time to time.

(c)
Shareholder Approval; No Material Impairment.  Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award or Award Agreement shall be effective without shareholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed.  Additionally, no amendment to the Plan or any Award or Award Agreement shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 10 hereof, shall constitute an amendment to the Plan or an Award for such purpose).  Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards or Award Agreements from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.

(d)
No Repricing of Options or Stock Appreciation Rights Without Shareholder Approval.  Notwithstanding subsection (a) or (b) above, or any other provision of the Plan, the repricing of Options and Stock Appreciation Rights shall not be permitted without shareholder approval.  For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Option or Stock Appreciation Right to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 10(a) hereof), (2) any other action that is treated as a repricing under GAAP, and (3) repurchasing for cash or canceling an Option or Stock Appreciation Right in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 10(b) hereof.

18.	Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time.  Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the shareholders of the Company approve this Plan.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, reacquired, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

19.	Effective Date of the Plan.

The Plan is effective as of the Effective Date.

20.	Miscellaneous.

(a)
Certificates.  Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Company shall determine.  If certificates representing Stock are issued in the name of the Participant, the Company may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock, (2) the Company retain physical possession of the certificates, and (3) the Participant deliver a duly executed but undated share transfer form to the Company relating to the Stock.  Notwithstanding the foregoing, the Company may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(b)
Other Benefits.  No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(c)
Corporate Action Constituting Grant of Awards.  Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant.

(d)
Clawback/Recoupment Policy.  Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time.  No such policy adoption or amendment shall in any event require the prior consent of any Participant.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates.  In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.

(e)
Protected Rights. Nothing contained in this Plan is intended to limit the Participant’s ability to (i) report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or (iii) under applicable United States federal law to (A) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (B) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(f)
Non-Exempt Employees.  If an Option is granted to an employee of the Company or any of its Affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any shares of Stock until at least six (6) months following the date of grant of the Option (although the Option may vest prior to such date).  Consistent with the provisions of the Worker Economic Opportunity Act, (1) if such employee dies or suffers a Disability, (2) upon a Corporate Event in which such Option is not assumed, continued, or substituted, (3) upon a Change in Control, or (4) upon the Participant’s retirement (as such term may be defined in the applicable Award Agreement or a Participant Agreement, or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options held by such employee may be exercised earlier than six (6) months following the date of grant.  The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.  To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Award will be exempt from such employee’s regular rate of pay, the provisions of this Section 20(f) will apply to all Awards.

(g)
Data Privacy.  The Company will use Participant Personal Information in order to implement, administer and manage the Plan. This Personal Information may include, but is not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”).  Personal Information may be shared by the Company with its Affiliates and third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan.

The Company will take reasonable and proportionate steps to comply with applicable data privacy laws and regulations. Further details on how the Company uses Personal Information are set out in the RenaissanceRe Employee Privacy Notice held on the RenaissanceRe Core Governance Documents Library.

(h)
Participants Outside of the United States or Bermuda.  The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States or Bermuda, or is otherwise subject to applicable securities laws in a jurisdiction outside of the United States or Bermuda, in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–U.S. or Bermuda tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States or Bermuda.  An Award may be modified under this Section 20(h) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.  Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–U.S. or Bermuda nationals or are primarily employed or providing services outside the United States or Bermuda.

(i)
Country Appendix. Notwithstanding any provision of this Plan to the contrary, any relevant Award shall be subject to the applicable terms and provisions as set forth in the relevant country appendix appended to this Plan and incorporated herein, if any, for the country of residence (and country of employment and any other country where the Participant is otherwise subject to applicable securities laws of that country, if different) of the Participant.

(j)
No Liability of Committee Members.  To the maximum extent permitted by applicable law and the Company’s  memorandum of association and bye-laws, neither any member of the Committee nor any of the Committee’s permitted and duly authorized delegates shall be liable personally by reason of any contract or other instrument executed by such member or delegate or on his or her behalf in his or her capacity as a member of the Committee or duly authorized delegate thereof or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud, dishonesty or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s memorandum of association or bye-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(k)
Payments Following Accidents or Illness.  If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment.  Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(l)	Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of Bermuda without reference to the principles of conflicts of laws thereof.

(m)
Electronic Delivery.  Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(n)
Funding.  No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes.  Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(o)
Reliance on Reports.  Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(p)
Titles and Headings.  The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.